UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 13, 2007

(Date of earliest event reported)

Quest Resource Corporation

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-17371 (Commission File Number)	90-0196936 (I.R.S. Employer Identification No.)

210 Park Ave., Suite 2750

Oklahoma City, OK 73102

(Address of principal executive office)(Zip Code)

(405) 600-7704

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Quest Resource Corporation has released its monthly statistics for certain operational information for the month of October 2007. The information for October 2007 and the prior six months is as follows:

	2007
	Apr	May	Jun	Jul	Aug	Sep	Oct.	YTD
Production Wells Drilled	41	50	45	57	65	70	44	496
Production Wells Connected	64	48	26	64	80	55	48	498
Production Wells Recompleted	10	9	6	7	6	0	0	47

SWD Wells Drilled	2	0	0	4	2	2	1	13

Pipeline Installed (miles)	28.3	20.3	24.4	36.4	39.7	30.7	32.2	279.2
Gross Volumes Transported (mmcf) (1)	1,800.3	1,892.7	1,819(4)	1,892(4)	2,002	2,016	2,142(2)	18,598.5(2)(3)(4)

Net Acres Leased	8,264.4	8,267.6	8,813.3	8,520.1(2)	10,660.9(2)	9,641.0(2)	11,878.5(2)	89,580.7(2)

______________________________

(1)

Includes approximately 3,000 to 4,000 mcf/day of natural gas that is transported on Quest’s pipeline gathering system for third parties. Quest receives approximately 30% of these volumes as compensation for transporting this natural gas. On December 1, 2006 Quest separated the gathering system and certain other assets into a limited partnership known as Quest Midstream Partners, L.P.

(2)	Preliminary estimate.
(3)	January 2007 gross volumes transported were negatively impacted by downtime primarily due to winter storms in the area. Gross volumes have now resumed to normal levels.
(4)	June and July 2007 gross volumes transported were negatively impacted by downtime primarily due to extreme flooding in the area.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST RESOURCE CORPORATION

By:	/s/ Jerry D. Cash
Jerry D. Cash
Chief Executive Officer

Date: November 16, 2007